Exhibit 99.1

Blueknight Increases Quarterly Distribution

TULSA, Oklahoma – January 25, 2022 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP), announced today that the Board of Directors of its general partner declared a 6.25% increase to the quarterly cash distribution rate to $0.0425 per common unit, or $0.17 per common unit on an annualized basis. The Partnership also announced a quarterly cash distribution of $0.17875 per preferred unit, which is unchanged from the third quarter 2021. The fourth quarter 2021 distributions are payable on February 14, 2022, to unitholders of record as of the close of business on February 7, 2022.

“This announcement represents another significant milestone for Blueknight as we continue to execute and deliver on our strategy,” commented Andrew Woodward, Chief Executive Officer. “The Partnership has increased its common unit distribution based on achieving a stable foundation and generating sustainable growth in our underlying business that meets our long-term coverage target of 1.30 times or greater on all distributions. We will continue to balance these decisions with our steadfast commitment to our capital allocation strategy of prioritizing risk-adjusted returns through growth projects while meeting our financial targets over the long term.”

Forward-Looking Statements and Treasury Regulation Notice

This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s future cash flows and operations, the Partnership’s ability to pay future distributions, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b) (4) and (d). Brokers and nominees should treat one hundred percent (100.0%) of Blueknight’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Blueknight’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Blueknight, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com